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                                                                     EXHIBIT 2.3


                                TRANSFLORIDA BANK
                                    Suite 300
                          1489 West Palmetto Park Road
                            Boca Raton, Florida 33486
                                February 26, 1998


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Attention: Benjamin W. Rawlins, Jr.
           Chief Executive Officer

Ladies and Gentlemen:

       We refer to the Agreement and Plan of Reorganization (the "Merger Agreement") of even date herewith between Union Planters Corporation ("UPC") and Transflorida Bank ("Transflorida"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

       In order to induce UPC to enter into the Merger Agreement, and in consideration of UPC's undertaking of efforts in furtherance of the transactions contemplated thereby, Transflorida agrees as follows:

       1. Representations and Warranties. Transflorida hereby represents and warrants to UPC that Transflorida has all requisite corporate power and authority to enter into this letter agreement (the "Agreement") and to perform its obligations set forth herein. The execution, deliver and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Transflorida. This Agreement has been duly executed and delivered by Transflorida.

       2. Termination Fee. (a) Unless a Nullifying Event shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that
 (i) the Merger Agreement shall have been terminated pursuant to Article 10 thereof, (ii) prior to or concurrently with such termination of the Merger Agreement a First Trigger Event shall have occurred, and (iii) prior to, concurrently with or within 18 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, Transflorida shall pay to UPC a cash fee of $3.5 million. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.

       (b) As used herein, a "First Trigger Event" shall mean the occurrence of any of the following events:

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            (i) Transflorida's Board of Directors shall have failed to approve or recommend the Merger Agreement or the Merger, or shall have withdrawn or modified in a manner adverse to UPC its approval or recommendation of the Merger Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing;

            (ii) Transflorida or any Significant Subsidiary (as such term is defined below), or the Board of Directors of Transflorida or a Significant Subsidiary, shall have recommended that the shareholders of Transflorida approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

            (iii) the Merger Agreement shall not have been approved at a meeting of Transflorida shareholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than UPC or any of its Subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

            (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than UPC and its Subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Transflorida or a Significant Subsidiary; or

            (v) following the making of an Acquisition Proposal, Transflorida shall have breached any covenant or agreement contained in the Merger Agreement such that UPC would be entitled to terminate the Merger Agreement under Section 10(c) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

       (c) As used herein, "Acquisition Event" shall mean the consummation of any event described in the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

       (d) As used herein, "Acquisition Proposal" shall mean any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than parent or any of its Subsidiaries:
(A) a merger or consolidation, or any similar transaction, involving Transflorida or any Significant Subsidiary (other than mergers, consolidations or similar transactions involving solely Transflorida

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and/or one or more wholly owned Subsidiaries of Transflorida and other than a merger or consolidation as to which the common shareholders of Transflorida immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof);
(B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Transflorida or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Transflorida or any Significant Subsidiary.

       (e) As used herein, "Nullifying Event" shall mean any of the following events occurring and continuing at a time when Transflorida is not in material breach of any of its covenants or agreements contained in the Merger Agreement:
(i) UPC shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Transflorida shall be entitled to terminate the Merger Agreement pursuant to Section 10(c) thereof (without regard to any grace period provided for therein) or (ii) the shareholders of UPC shall have voted and failed to approve the UPC Charter Amendment at a meeting of such shareholders which has been held for that purpose or at any adjournment or postponement thereof (unless the Merger Agreement shall not have been approved at a meeting of Transflorida shareholders which was held on or prior to such date for the purpose of voting with respect to the Merger Agreement).

       (f) As used herein, "Significant Subsidiary" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of Transflorida.

       3. To the extent that Transflorida is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Transflorida herein in full, it shall immediately so notify UPC and thereafter deliver or cause to be delivered, from time to time, to UPC, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five business days after the date on which the Transflorida is no longer so prohibited; provided, however, that if Transflorida at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments,
(ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide parent with copies of the same, and (iii) keep UPC advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

       4. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Tennessee without regard to conflicts of laws principles thereof.

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       5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       6. Nothing contained herein shall be deemed to authorize Transflorida or UPC to breach any provision of the Merger Agreement.


       Please confirm your agreement with the understanding set forth herein by signing and returning to us the enclosed copy of this Agreement.

                           Very truly yours,

                           TRANSFLORIDA BANK


                           By: /s/ Carl F. Griswold
                               ---------------------------------------
                               Carl F. Griswold
                               President and Chief Executive Officer


Accepted and agreed to as of
the date first above written:

UNION PLANTERS CORPORATION


By: /s/ Jackson W. Moore
   ------------------------------------------
   Jackson W. Moore
   President and Chief Operating Officer